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                                                                    Exhibit 2.15



                                    May 25, 2001

General Maritime Ship Holdings Ltd.
35 West 56th Street
New York, New York 10019

Re:   Letter Agreement

Ladies and Gentlemen:

      This letter will confirm our agreement that as the sole stockholder of General Maritime Corporation, a Marshall Islands Corporation ("Genmar"), I will sell to you all of the outstanding shares of stock of Genmar pursuant to the Plan of Recapitalization annexed to the Contribution Agreements and otherwise upon terms substantially equivalent to those Contribution Agreements. "Contribution Agreements" means the Contribution Agreements to which you are a party relating to the Cayman Islands limited partnerships for which affiliates of Genmar serve as managing general partner.

                                    Very truly yours,

                                    /s/ Peter C. Georgiopoulos
                                    ------------------------------------------
                                    Peter C. Georgiopoulos

Accepted and Agreed:

General Maritime Ship Holdings Ltd.


By:   /s/ John P. Tavlarios
    ---------------------------------
Name:  John P. Tavlarios
Title: President